Exhibit 99.1

Myomo Reports First Quarter 2025 Financial and Operating Results

Revenue of $9.8 million

Record 700 patients added to the pipeline

More than 300 Certified Prosthetists Orthotists have completed initial MyoPro® training

Conference call being held today at 4:30pm Eastern time

BURLINGTON, Mass. (May 7, 2025) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three months ended March 31, 2025.

Financial and operating highlights for the first quarter of 2025 include the following (all comparisons are with the first quarter of 2024 unless otherwise indicated):

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Revenue was $9.8 million, up 162%;
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Revenue units were 182, up 100%; 45% of revenue units were from first quarter authorizations and orders
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Medicare Part B patients represented 59% of first quarter 2025 revenue;
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Orders and insurance authorizations were received for 213 MyoPro units, up 18%;
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Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 249 units as of March 31, 2025, down 9%;
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A record 700 new candidates were added to the patient pipeline, up 42%;
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There were 1,482 MyoPro candidates in the patient pipeline as of March 31, 2025, up 33%;
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Gross margin was 67.2%, up 600 basis points;
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Cost per pipeline add was $2,300, up 31%; and
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Initial training of more than 300 certified prosthetist orthotists ("CPO's") was completed as of March 31, 2025. MyoPro certification classes now underway.

Management Commentary

“Our first quarter financial results were in line with expectations, yet several operating metrics were affected by continued utilization management by Medicare Advantage plans which impacted authorizations and orders, as well as changes to social media algorithms that disrupted lead flow and increased our cost per pipeline add during the first six weeks of the quarter. I'm pleased to report that both lead flow and pipeline adds rebounded in March and April," said Paul R. Gudonis, Myomo's Chairman and Chief Executive Officer.

Financial Results

	For the Three Months Ended March 31,		Period- to-Period Change
	2025	2024	$	%
Product revenue	$9,831,814	$3,754,389	$6,077,425	162%
Cost of revenue	3,222,184	1,455,345	1,766,839	121%
Gross profit	$6,609,630	$2,299,044	$4,310,586	187%
Gross margin %	67.2%	61.2%		6.0%

Revenue for the first quarter of 2025 was $9.8 million, up 162% compared with the first quarter of 2024, driven by an increase in the number of revenue units and by a higher average selling price ("ASP"). First quarter 2024 revenues included very few Medicare patients as CMS fees for the MyoPro became effective in April 2024. Myomo recognized revenue on 182 MyoPro units in the first quarter of 2025, up 100% over the same quarter a year ago. ASP was approximately $54,000 in the first quarter, up 31% over the same period a year ago. Revenue from patients with Medicare Part B represented 59% of first quarter 2025 revenue. First quarter revenue was the Company's highest velocity revenue, with 45% of revenue generated from authorizations and orders received during the quarter.

Gross margin for the first quarter of 2025 was 67.2%, compared with 61.2% for the first quarter of 2024. The increase was driven primarily by a higher ASP and higher fixed overhead absorbed into inventory.

Operating expenses for the first quarter of 2025 were $10.1 million, an increase of 64% compared with the first quarter of 2024. The increase was primarily due to higher payroll expense, reflecting higher headcount to support expected growth in the direct billing channel, increased engineering activity resulting in higher research and development spending and higher advertising expenditures. Advertising costs of $1.6 million were up 104% over the first quarter of 2024. Social media algorithm changes resulted in a cost per pipeline add of $2,300, an increase of 31% compared with the first quarter of 2024.

Operating loss for the first quarter of 2025 was $3.5 million, compared with an operating loss of $3.9 million for the first quarter of 2024. Net loss for the first quarter of 2025 was $3.5 million, or $0.08 per share, compared with a net loss of $3.8 million, or $0.10 per share, for the first quarter of 2024.

Adjusted EBITDA for the first quarter of 2025 was $(2.8) million, compared with Adjusted EBITDA of $(3.5) million for the first quarter of 2024. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The MyoPro patient pipeline was 1,482 patients as of March 31, 2025, compared with 1,112 patients as of March 31, 2024, an increase of 33%. Despite temporary lead generation challenges, a record 700 medically-qualified patients were added to the pipeline during the first quarter of 2025, an increase of 42% compared with the same period a year ago. The Company generated 213 MyoPro authorizations and orders in the first quarter of 2025, an increase of 18% compared with the same period a year ago. Higher velocity of revenue affected the ending backlog, which was 249 patients as of March 31, 2025, a decrease of 9% compared with March 31, 2024.

Cash Position

Cash, cash equivalents and short-term investments as of March 31, 2025 were $21.5 million. Cash decreased by approximately $3.3 million compared with December 31, 2024. Cash used in operating activities was $2.7 million for the first quarter of 2025, compared with $3.2 million used in the first quarter of 2024.

Business Outlook

"While second quarter revenue growth is expected to reflect temporary lead generation challenges experienced early in the first quarter, we continue to expect revenue growth to accelerate in the second half of 2025," added Mr. Gudonis. "We expect second quarter revenue to be in the range of $9.0 million to $9.5 million. For the full year, we continue to expect revenue to be in the range of $50 million to $53 million, an increase of 54% to 63% compared with 2024," continued Mr. Gudonis.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 21, 2025 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 6665274.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for second quarter and full year 2025 revenue, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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our ability to obtain sufficient reimbursement from third-party payers for our products;
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our ability to scale the business to return to positive cash flow from operations on a quarterly basis by the fourth quarter of 2025;
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our revenue concentration with Medicare and with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
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our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
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our ability to effectively execute our business plan and scale up our operations;
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our ability to remediate the material weakness in our internal control over financial reporting;
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our expectations as to our product development programs, including improving our existing products and developing new products;
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our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
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our expectations as to our clinical research program and clinical results;
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our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
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our ability to gain and maintain regulatory approvals;
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our ability to compete and succeed in a highly competitive and evolving industry; and
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2025	2024
Revenue
Product revenue	$9,831,814	$3,754,389

Cost of revenue	3,222,184	1,455,345
Gross profit	6,609,630	2,299,044
Operating expenses:
Research and development	1,790,024	956,215
Selling, clinical and marketing	4,395,804	2,361,845
General and administrative	3,944,056	2,869,751
	10,129,884	6,187,811

Loss from operations	(3,520,254)	(3,888,767)

Other (income) expense, net
Interest income, net	(191,991)	(135,293)
	(191,991)	(135,293)
Loss before income taxes	(3,328,263)	(3,753,474)
Income tax expense	136,795	82,158
Net loss	$(3,465,058)	$(3,835,632)

Weighted average number of common shares outstanding:
Basic and diluted	41,454,472	36,752,597
Net loss per share attributable to common stockholders
Basic and diluted	$(0.08)	$(0.10)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,793,799	$24,372,373
Short-term investments	1,730,460	492,990
Accounts receivable, net	4,663,398	3,825,291
Inventories, net	3,368,502	3,165,965
Prepaid expenses and other current assets	1,541,118	933,377
Total Current Assets	31,097,277	32,789,996
Restricted cash	375,000	375,000
Operating lease assets with right of use	7,295,711	7,584,663
Equipment, net	1,842,254	1,330,008
Other assets	257,085	164,412
Total Assets	$40,867,327	$42,244,079
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	10,448,565	9,021,817
Current operating lease liability	765,616	748,021
Income taxes payable	331,236	318,885
Deferred revenue	129,852	83,115
Total Current Liabilities	11,675,269	10,171,838
Non-current operating lease liability	7,504,994	7,358,184
Total Liabilities	19,180,263	17,530,022
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,446	3,439
Additional paid-in capital	128,386,223	127,846,026
Accumulated other comprehensive loss	(116,545)	(14,406)
Accumulated deficit	(106,579,596)	(103,114,538)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	21,687,064	24,714,057
Total Liabilities and Stockholders’ Equity	$40,867,327	$42,244,079

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,465,058)	$(3,835,632)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	158,442	29,685
Stock-based compensation	540,204	320,288
Accretion of discount on short-term investments	(11,747)	(49,053)
Bad debt expense	51,643	—
Amortization of right-of-use assets	288,951	58,658
Amortization of deferred offering cost	29,039	—
Other non-cash charges	(34,171)	63,930
Changes in operating assets and liabilities:
Accounts receivable	(637,054)	718,676
Inventories	(550,772)	(597,087)
Prepaid expenses and other current assets	(628,186)	6,897
Other assets	(70,210)	—
Accounts payable and accrued expenses	1,440,877	87,041
Operating lease liabilities	164,405	(115,191)
Deferred revenue	46,738	(11,181)
Income taxes payable	—	77,405
Net cash used in operating activities	(2,676,899)	(3,245,564)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,896,098)	(3,542,565)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(36,506)	5,361,909
Effect of foreign exchange rate changes on cash	30,929	(10,360)

Net increase in cash, cash equivalents and restricted cash	(4,578,574)	(1,436,580)

Cash, cash equivalents and restricted cash, beginning of period	24,747,373	6,871,306

Cash, cash equivalents and restricted cash, end of period	$20,168,799	$5,434,726

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2025	2024
GAAP net loss	$(3,465,058)	$(3,835,632)
Adjustments to reconcile to Adjusted EBITDA:
Interest income, net	(191,991)	(135,293)
Depreciation expense	158,442	29,685
Stock-based compensation	540,204	320,288
Income tax expense	136,795	82,158
Adjusted EBITDA	$(2,821,608)	$(3,538,794)

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